Exhibit 99.1

FOR IMMEDIATE RELEASE

Item 9 Labs Corp. Enhances Board of Directors with Two Independent Appointments

Names Eric C. Kutscher and Lawrence X. Taylor to Board of Directors; Adds a Combined 55-Plus Years of Experience Across Patient-Centered Healthcare, Leadership, M&A and Strategic Planning

PHOENIX, Ariz. (Jan. 4, 2022) – Item 9 Labs Corp. (OTCQX: INLB) (the “Company”)—a vertically integrated cannabis dispensary franchisor and operator that produces premium, award-winning products—announced today that Eric C. Kutscher, Pharm. D., M.B.A., F.A.S.H.P., and Lawrence X. Taylor have been appointed to its Board of Directors.

“Eric and Lawrence have vastly different backgrounds that will enrich our foundation across several core growth areas of the company,” says Andrew Bowden, CEO of Item 9 Labs Corp.

Currently, the Company’s cannabis dispensary franchise brand, Unity Rd., has a franchisee-owned shop operating in Boulder, Colorado, as well as a corporate-owned shop opening soon in Adams County, Colorado, and agreements signed with nearly 20 partners who are in various stages of opening their Unity Rd. shops across Maine, Michigan, New Jersey, and Virginia, among other states. Item 9 Labs is the most in demand brand at more than 54% of Arizona’s dispensaries, according to LeafLink, and has earned more than 20 podium finishes in Arizona marijuana competitions. The Company is near completing development of its cultivation site in Nevada, recently started phase one of its master cultivation site development in Arizona and is seeking dispensary acquisitions to accelerate national growth.

Bowden added, “As we look ahead to expanding our products and franchise brands nationally, their depths of expertise will be a tremendous value.”

Kutscher and Taylor’s appointments demonstrate the Company’s focus on strengthening its corporate governance through more independent directors.

About Eric C. Kutscher:

Kutscher has 25-plus years of experience leading high-performing teams and is a thought leader in the delivery of patient-centered healthcare, research, academia, and leadership. He started his career in academic psychiatry and pharmacology and progressed to full clinical professor positions at three universities.

In 2013, Kutscher retired from his academic role to pursue healthcare executive opportunities and consulting. He has consulted with well-known companies such as SpotRx/MedAvail, MeMD, UAMC, UArizona/SinfroniaRx, TribalEM/Tribal Health, San Carlos Apache Healthcare, Pill Nurse, Walgreens, Connections Health Solutions, and various legal firms. Kutscher is currently the Senior Director for Clinical Operations and Pharmacy Services for Arizona Oncology Associates, the largest privately held Oncology practice in the state of Arizona, where he was hired to provide change leadership.

“What attracted me to Item 9 Labs Corp. was their vision and focus to bring credibility to the industry with very high-quality products as well as service to help people understand cannabis and all the potential therapeutic benefits beyond just a recreational high,” said Kutscher, noting that Unity Rd. appeals to consumers in both new and mature markets, leading with an education-first approach to guide individuals to the right products. “We have an opportunity to create industry standards and help people feel comfortable exploring cannabis as medicine.”

About Lawrence X. Taylor:

Taylor brings a diverse perspective to the boardroom, combining deep financial expertise, strategy, and governance to deliver thoughtful questions and insights that help drive informed decisions. As a C-level executive, advisor, and board member with more than 30 years of business experience, he has guided organizations through complex restructurings, acquisitions, corporate development activities and capital transactions totaling more than $15 billion. He possesses an extensive knowledge of finance, strategy and operations and has developed strategic, financial, operating and turnaround strategies across multiple industries including casino gaming, hospitality, manufacturing, aviation, real estate, and retail operations.

Lawrence currently serves on the boards of Barrie House Coffee and CLP Holdings III, LLC. At Barrie House Coffee, he chairs the M&A committee and serves on the Strategic Planning Committee. Previously, he served on the boards and committees (M&A, Strategic Planning, Restructuring, Finance and Compensation) of multiple companies. He has also served as a Board Member and Treasurer on the Finance and Compensation Committees for Sojourner Center and as a Board Member and Treasurer for E Tabs Manufacturing.

“Item 9 Labs Corp. is transforming the cannabis industry by utilizing the franchise model to drive retail growth and bring their products to new markets,” Taylor said. “It’s been exciting to watch their development and I’m honored to work with their leadership team to help bolster continued success.”

For more information on Item 9 Labs Corp. and its brands, visit https://investors.item9labscorp.com/.

About Item 9 Labs Corp.

Item 9 Labs Corp. (OTCQX: INLB) is a vertically integrated cannabis operator and dispensary franchisor delivering premium products from its large-scale cultivation and production facilities in the United States. The award-winning Item 9 Labs brand specializes in best-in-class products and user experience across several cannabis categories. The company also offers a unique dispensary franchise model through the national Unity Rd. retail brand. Easing barriers to entry, the franchise provides an opportunity for both new and existing dispensary owners to leverage the knowledge, resources, and ongoing support needed to thrive in their state compliantly and successfully. Item 9 Labs brings the best industry practices to markets nationwide through distinctive retail experience, cultivation capabilities, and product innovation. The veteran management team combines a diverse skill set with deep experience in the cannabis sector, franchising, and the capital markets to lead a new generation of public cannabis companies that provide transparency, consistency, and well-being. Headquartered in Arizona, the company is currently expanding its operations space up to 640,000+ square feet on its 50-acre site, one of the largest properties in Arizona zoned to grow and cultivate flower. For additional information, visit item9labscorp.com.

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Media Contact:

Item 9 Labs

Jayne Levy, VP of Communications

Jayne@item9labs.com

Investor Contact:

Item 9 Labs Corp.

investors@item9labs.com

800-403-1140